Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made the 29th day of August, 2016, by and between MURRAY WRIGHT (“Executive”), and TESSCO TECHNOLOGIES INCORPORATED, a Delaware corporation, with its principal executive office currently located at 11126 McCormick Road, Hunt Valley, Maryland  21136 (the “Company”).

WITNESSETH THAT:

WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer, subject to the terms and conditions of this Agreement, to provide services to the Company (inclusive of its subsidiaries and affiliates), and the Executive desires to be so employed and to perform accordingly.

NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.                                      Term.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to and upon the terms and conditions set forth in this Agreement, for a term (the “Term”) which shall commence on September 1, 2016 (the “Effective Date”) and end at the end of the fiscal year of the Company ending in 2020.  Absent any written agreement between the parties to extend the Term for a renewal term or other period ending at an agreed upon date or time subsequent to the end of the fiscal year of the Company ending in 2020, the Term will end at the end of the fiscal year of the Company ending in 2020.

2.                                      Employment; Duties.

(a)                                 Employment                         Subject to the terms and conditions hereof, Executive shall  be employed by the Company as its President and Chief Executive Officer and have powers and duties commensurate with the positions of President and Chief Executive Officer of a company the size and nature of the Company, provided that  Executive’s specific responsibilities shall be as from time to time established by the Board of Directors (the “Board”) of the Company, to which Executive shall report.  In addition to his employment and duties as President and Chief Executive Officer, the Board has appointed the Executive as a member of the Board, conditioned upon and commencing at the beginning of the Term, to serve until the next annual meeting of the stockholders of the Company and until his successor is duly elected and shall qualify, and the Company agrees that, Executive shall, during the Term, continue to be nominated to serve on the Board as his term would otherwise from time to time expire.

(b)                                 Duties.           Executive agrees to his employment as described in this Paragraph 2 and agrees to devote his full working time and efforts to the performance of his duties hereunder and to perform those duties diligently and faithfully.  Except as otherwise determined or approved by Board, Executive’s office will be situated and Executive will perform his day to day responsibilities hereunder at the principal executive offices of the Company, currently located in Timonium and Hunt Valley, Maryland.  Executive may engage in professional development organizations and activities consistent with and conducive to the performance of his duties hereunder. Executive may also engage in religious, charitable or other community activities as long as such activities do not materially interfere with Executive’s performance of his duties to the Company under this Agreement.  Executive may not serve on other boards of directors of for-profit companies without the consent of the Board.

3.                                      Compensation.

(a)                                 Base Salary.  The Company shall pay Executive during year one of the Term an annual salary (the “Base Salary”) of Five Hundred Fifty Thousand Dollars ($550,000), payable in accordance with the Company’s normal business practices for senior executives (including tax withholding), but in no event less frequently than monthly.  Upon the second anniversary of the Effective Date, Executive’s Base Salary shall be reviewed and thereafter at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be adjusted in its discretion, provided that during the Term the Base Salary may not be decreased below Five Hundred Fifty Thousand Dollars ($550,000) without the consent of the Executive.  After any such adjustment in Base Salary, the term “Base Salary” shall refer to the increased amount.

(b)                                 Incentive Compensation.

(i)                                     Option Award.                Concurrent with the Effective Date, Executive shall be granted a non-qualified stock option (the “Option”) under and subject to the terms of the Third Amended and Restated Stock and Incentive Plan of the Company (the “Plan”), for 250,000 shares of the common stock, par value $0.01 per share, of the Company (“Common Stock”), and which Option shall vest and become exercisable 25% upon the first anniversary of the Effective Date, and thereafter pro-rata monthly on the last day of each of the following thirty six (36) full calendar months, whereupon the Option will be vested in full, subject however to continued employment of Executive on and as of each date upon which vesting is scheduled to occur. The Option will be exercisable in whole or in part from time to time prior to its expiration on the sixth anniversary of the date of grant or its earlier termination, insofar as vested, at an exercise price established by the Board or the Compensation Committee of the Board at the time of grant, in accordance with and subject to the terms of the Plan.  The terms and conditions of the Option, which shall provide for among other things a so called “double trigger” acceleration following a change in control of the Company (change in control and termination without cause, as such terms are to be defined therein), shall be set forth in a separate award agreement in a form or forms prescribed by the Company consistent with this Agreement, to be entered into by the Company and Executive on or promptly following the Effective Date, and which shall recite the grant of such equity award.

(ii)                                  Cash Bonus.                            For each fiscal year of the Company that commences during the Term, Executive shall be entitled to participate with the other senior executives of the Company in, and shall be eligible to receive cash incentive compensation (“Cash Bonus”) in accordance with the terms herein, and as applicable to each fiscal year of the

Company during the Term. The parties acknowledge that the standards and criteria on which Cash Bonus awards have historically been based include both corporate earnings targets (typically annual targets measured after all incentive compensation is taken into account and satisfaction of which is a condition to any payment) and a somewhat more subjective individual performance factor, and that it is the Board’s current expectation (but not the Board’s or the Company’s obligation hereunder) to continue to use similar criteria and factors in determining cash incentive compensation for all senior executives, including Executive.  Executive’s minimum Cash Bonus opportunity for each fiscal year beginning during the Term (Executive’s “Target Bonus”) shall be such amount (expressed either as a percentage of Base Salary, as is currently the case, or as a stated dollar amount) as the Board (or the Compensation Committee of the Board, as applicable) from time to time determines in its sole discretion is appropriate, but in no event shall Executive’s Target Bonus for any fiscal year beginning during the Term be less than Five Hundred Fifty Thousand Dollars ($550,000). The actual Cash Bonus awarded to Executive for any particular fiscal year, if any, may be more or less than Executive’s Target Bonus, based on the actual level of achievement relative to the performance metrics established for that year by the Board.  For fiscal year 2017, Executive shall be entitled to participate in the Cash Bonus as though the Term had commenced on the first day of fiscal year 2017, provided that Executive’s Target Bonus for fiscal 2017 shall be pro-rated for the number of days from the Effective Date until the last day of fiscal year 2017 (i.e., the Target Bonus ($550,000) will be multiplied by a fraction, the numerator of which is the number of days from and including the Effective Date and ending on March 26, 2017 and the denominator of which is the total number of days in fiscal year 2017), and provided further that, assuming the Executive is otherwise eligible to receive payment of the Cash Bonus for fiscal year 2017, Executive will be paid not less than 75% of  Executive’s pro-rated Target Bonus for fiscal year 2017.

(iii)                               Equity-based Compensation.                                   For fiscal year 2017 and for each subsequent fiscal year of the Company commencing during the Term, Executive shall be entitled to participate in the Company’s Performance Stock Unit (PSU) program, or any subsequent equity compensation program or arrangement established from time to time as a replacement therefor by the Compensation Committee for the executive officers of the Company, generally. Executive shall be entitled to receive PSUs (evidenced by a Performance Stock Unit Agreement in the form established from time to time by the Compensation Committee, and the current form of which has been reviewed by Executive) for no less than ten thousand (10,000) shares of Common Stock forfiscal year 2017, and for each subsequent fiscal year of the Term, for which the PSU program continues.  In the event the Company (or the Compensation Committee) determines to end the existing PSU program prior to expiration of the Term, the Company agrees that it will replace this incentive compensation component of Executive’s compensation with a new plan or other form of compensation providing Executive with comparable incentive compensation, and the parties agree to engage in prompt good faith negotiation to so agree to the terms thereof.

4.                                      Benefits and Perquisites.

(a)                                 Retirement and Other Benefits.  During the Term, Executive shall be eligible to participate in fringe benefits, perquisites, and such other benefit plans and arrangements as are made available generally to the Company’s other senior executives, other than the Founder, President and Chief Executive Officer of the Company immediately preceding the Executive.  Where any specific benefits described herein are subject to an existing formal plan, such benefits shall be governed in all respects in accordance with the terms of such plans in effect, unless specifically provided otherwise herein.

(b)                                 Long Term Disability Plan.  During the Term, Executive shall be provided coverage under a long term disability policy for senior executives which provides a benefit of 66 2/3% of his base compensation, after a 90-day policy waiting period, and subject to other terms standard in the industry for such comparable policies.

(c)                                  Paid Time Off.  During the Term, Executive shall accrue vacation at a rate of not less than 1.5 days per full calendar month, in accordance with and subject to the Company’s vacation policies applicable to its executives generally as such policies are in effect from time to time, and subject also to the following:  Executive shall not accrue vacation at any time that the total number of days of vacation time then accrued and unused by Executive would otherwise exceed thirty (30) days, and at any time that Executive has accrued at least thirty (30) days of unused vacation time, the accrual of additional vacation time shall cease until the number of days accrued and unused subsequently falls below thirty (30), whereupon accrual will recommence until thirty (30) days again become accrued and unused.

(d)                                 Reimbursement of Expenses.  The Company shall reimburse Executive for any and all expenses reasonably incurred by Executive during the Term in performing Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.  Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.  Executive shall also be entitled to reimbursement of relocation expenses required to relocate Executive from Executive’s home in the State of Colorado to the Baltimore Maryland area, as further delineated on Schedule 1 hereto. Any expenses submitted more than sixty (60) days after incurred will be payable in the sole discretion of the Company.

(e)                                  Company Authority/Policies. Executive agrees to observe and comply with the rules and regulations of the Company as adopted by the Board respecting the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time by the Board, to the extent consistent with Executive’s duties pursuant to Paragraph 2(b) above.  Without limiting the foregoing, Executive agrees that in the performance of his duties hereunder he shall abide and be bound by the Company’s Code of Conduct as in effect from time to time (the “Code of Conduct”), a copy of which in its current form Executive acknowledges having received and reviewed.  Executive further acknowledges that the Code of Conduct is subject to revision from time to time by the Board or the Company in its sole discretion.  Provided, however, that in the event any provision of the Code of Conduct is inconsistent with the terms of this Agreement, it is the terms of this Agreement that will control.

5.                                      Covenants.  Executive acknowledges that during the period of his employment with the Company or any affiliate, he shall have access to the Company’s “Confidential Information” (as defined below) and will meet and develop relationships with the Company’s potential and existing vendors, customers, financing sources and employees.  Accordingly, Executive agrees to the following provisions of this Paragraph 5 (in addition to Executive’s confidentiality obligations to the Company and its subsidiaries pursuant to the Company’s Code of Conduct) and agrees this Paragraph 5 shall survive expiration or termination of the Term, indefinitely.

(a)                                 Confidentiality.  In the performance of Executive’s duties hereunder Executive shall abide by and be bound by the Company’s Code of Conduct, including the confidentiality and non-solicitation restrictions set forth therein.  In addition and not in lieu or in substitution therefor, Executive shall not, during Executive’s employment or at any time thereafter, directly or indirectly, disclose or make available to any person for any reason or purpose whatsoever, any Confidential Information (as defined below). Executive agrees that, upon termination of Executive’s employment with the Company, all Confidential Information in Executive’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files), whether or not otherwise included among the Personal Property (as defined below) required to be returned pursuant hereto, shall be returned to the Company and shall not be retained by Executive or furnished or disclosed to any third party in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential any information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by virtue of a violation of this Agreement or any other duty owed to the Company by Executive, or (iii) is lawfully disclosed to Executive by a third party. As used in this Agreement the term “Confidential Information” means otherwise nonpublic information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with the Company, including information about the customers, vendors, employees, consultants, business methods, public relations methods, organization, procedures, business plans, or finances, of the Company or its affiliates, , whether or not such information constitutes a “trade secret” under applicable law.

(b)                                 Non-competition.  In addition to the restrictions contained in the Company’s Code of Conduct, Executive agrees that Executive shall not, without the prior written consent of the Company:

(i)                                     During the term of the Executive’s employment with the Company and during the Restriction Period (as defined below), directly or indirectly, engage or participate in (as an owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business that is competitive with the business of the Company or any of its affiliates (x) during the term of the Executive’s employment with the Company, as it is being conducted while Executive is employed by the Company or (y) during the Restriction Period, as it was being conducted at the time of the termination of Executive’s employment (each a “Competitive Business”);

(ii)                                  After termination of Executive’s employment and during the Restriction Period, directly or indirectly, solicit or attempt to persuade any person who was, at any time within the two (2) year period before such termination an employee or independent contractor of the Company, to terminate his, her, or its relationship with the Company; or

(iii)                               After termination of Executive’s employment and during the Restriction Period, directly or indirectly, employ, hire, or retain any person who was an employee of the Company at any time within the one (1) year period before such termination.

For the avoidance of doubt and without limitation, this subparagraph (b) is intended, among other things, to prohibit, during the term of the Executive’s employment with the Company and Restriction Period, the solicitation by Executive of any customer, client, or vendor of the Company for the benefit of or in furtherance of a Competitive Business and the engagement or participation of Executive by or with any business that solicits or engages in business with any customer, client, or vendor of the Company in furtherance of a Competitive Business.  Notwithstanding the foregoing, Executive may own up to a five percent (5%) interest in a publicly traded corporation or other person engaged in a Competitive Business.  For purposes hereof, “Restriction Period” means the period beginning upon the Date of Termination and ending on the first anniversary thereof.

(c)                                  Remedies for Breach.                           Executive acknowledges that the provisions of Paragraph 5(a) and 5(b) are reasonable and necessary for the protection of the Company and that the Company may be irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other legal or equitable relief or remedy available to the Company, the Company shall be entitled to seek an appropriate injunction or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of or otherwise enforcing these provisions (and that no bond or security shall be required in connection therewith), together with an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative. Each of the covenants in this Paragraph 5 shall be construed as an agreement independent of any other provisions in this Agreement.

(d)                                 Modification. If a court determines that any of the restrictions contained in Paragraph 5(a) or Paragraph 5(b) is unreasonable in terms of scope, duration, geographic area, or otherwise, or any provision in Paragraph 5(a) or Paragraph 5(b) is otherwise illegal, invalid, or unenforceable, then such restriction or provision, as applicable, shall be reformed to the extent deemed necessary by the court so that the same shall be rendered enforceable to the fullest extent otherwise permissible under applicable law, and the parties hereto do hereby expressly authorize any such court to so provide.

(e)                                  Cooperation.  Executive agrees that following the termination of his employment, Executive will cooperate in all reasonable respects with the Company and its affiliates in connection with (i) any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its affiliates, or (ii) any audit of the financial statements of the Company with respect to the period of time when Executive was employed by the Company or any affiliate, in each case to the extent the Company reasonably deems Executive’s cooperation necessary.  Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred by Executive as a result of such cooperation.

(f)                                   No Limitation.  Nothing contained in this Paragraph 5 shall limit any common law or statutory obligation that Executive may have to the Company or any of its affiliates.  For purposes of all provisions of this Paragraph 5, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company.

(g)                                  Permitted Statements.  Nothing in this Agreement shall restrict either party from making truthful statements (i) when required by law, subpoena, court order or the like; (ii) when requested by a governmental, regulatory, or similar body or entity; or (iii) in confidence to a professional advisor for the purpose of securing professional advice.

6.                                      Termination.

(a)                                 General.

(i)                                     Accrued Compensation and Benefits.  Upon any termination of Executive’s employment for any reason or non-renewal of this Agreement after the Term, Executive shall be entitled to receive the following compensation and benefits:  (A) any accrued but unpaid Base Salary (to be paid as provided in Paragraph 3(a)) as of the Date of Termination (as defined below); (B) reimbursement for expenses incurred by Executive prior to the Date of Termination in accordance with Paragraph 4(d) hereof; (C) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the Date of Termination; and (D) any additional amounts or benefits due under law or any applicable plan or agreement of the Company other than this Agreement (the amounts and benefits described in clauses (A) through (D) above, collectively, the “Accrued Compensation and Benefits”).  Payment of Accrued Compensation and Benefits under this Paragraph 6 shall in all events be paid in accordance with the Company’s payroll procedures, expense reimbursement procedures or plan terms, as applicable, or in accordance with applicable law. Thereafter, the Company shall have no further obligations to Executive with regard to Accrued Compensation and Benefits.  This provision does not apply to or control payment of any Incentive Compensation, provided in paragraph 3(b) herein.

(ii)                                  Notice of Termination / Not a Breach.  Except for termination as a result of Executive’s death, any termination of Executive’s employment, either by the Company or by Executive, shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision under this Agreement relied upon by the terminating party.  Any termination of Executive’s employment by either party pursuant to and in compliance with the various subsections of this Paragraph 6 shall not be deemed a breach of this Agreement.

(iii)                               Date of Termination.  “Date of Termination” shall mean: (A) if the Executive’s employment is terminated by the Executive or the Company to be effective upon or following the expiration of the Term, upon the expiration of the last day of the Term, or such later date as is indicated in the Notice of Termination; (B) if Executive’s employment is terminated by his death, the date of his death; (C) if Executive’s employment is terminated on account of his Disability, the date on which Notice of Termination is given by the Company, or such later date as is indicated in the Notice of

Termination; (D) if Executive’s employment is terminated by the Company for Cause, the date on which a Notice of Termination is given by the Company, or such later date as is indicated in the Notice of Termination; (E) if Executive’s employment is terminated by the Company without Cause, the date as is indicated in the Notice of Termination; (F) if Executive’s employment is terminated by Executive without Good Reason, thirty (30) days after the date on which a Notice of Termination is given by Executive, or such other date as is mutually agreed by Executive and the Company; and (G) if Executive’s employment is terminated by Executive for Good Reason, the date on which the Notice of Termination is given by Executive after the end of the Good Reason Period, or such other date as is mutually agreed by Executive and the Company.  Neither the forgoing or anything else herein shall preclude the Company from requiring that Executive take a leave of absence with pay until the expiration of the period between the date the Notice of Termination is given and the Date of Termination, during which the Executive will remain employed by the Company, and the Company is expressly authorized to do so. If not previously expired, the Term will in any event terminate on the Date of Termination.

(b)                                 Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause.  “Cause” means the occurrence of any of the following: (A) Executive’s willful and continued failure to fully perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness (other than abuse of drugs or alcohol); (B) Executive’s willful and continued failure to follow and comply with the material policies of the Company as in effect from time to time (other than any such failure resulting from Executive’s incapacity due to physical or mental illness); (C) Executive’s commission of an act of fraud, dishonesty, material misrepresentation, breach of trust or act of moral turpitude, or other unethical conduct, whether or not  in connection with the performance by the Executive of his duties hereunder, and a reasonable determination by the Board or the Company that his continued association with the Company following such commission would reflect negatively on the Company in any manner or render the Executive unable to perform his duties as contemplated hereby; (D) Executive’s engagement in illegal conduct or gross misconduct; (E) Executive’s breach of any provision of Paragraph 5 of this Agreement; or (F) Executive’s indictment for, conviction of, or a plea of guilty or nolo contendere to any felony. Provided, however, (A) and (B) above shall not constitute “Cause” for termination unless (a) a written notice has first been delivered to the Executive (a “Cause Notice”), which Cause Notice specifically identifies the event(s) or manner of performance the Company believes constitutes Cause and (b) Executive fails to substantially cure or rectify the same within thirty (30) days after receiving the Cause Notice.  If any Cause Notice shall not have been delivered to Executive within ninety (90) days following the date the Company becomes aware of the purported existence of a Cause event or circumstances, then unless continuing or reoccurring beyond such ninety (90) day period, the applicable event or circumstances shall no longer be a basis for Cause and any purported termination of Executive’s employment relating to the applicable event or circumstances shall not be a termination for Cause under this Agreement.

(c)                                  Termination due to Disability.  Executive’s employment hereunder may be terminated by the Company upon Executive’s Disability.  “Disability” means that Executive (A) by reason of any medically determinable physical or mental impairment Executive is unable to perform his essential job functions with or without a reasonable accommodation, and (B) the

Executive qualifies for benefits under the Company’s long term disability plan covering the Company’s senior executives provided under the terms of Paragraph 4(b).

(d)                                 Termination by Executive with Good Reason.  Executive may terminate his employment hereunder for Good Reason.  “Good Reason” means the occurrence, without the express prior written consent of Executive, of any of the following events:  (A)  any material diminution by the Company of  Executive’s  authority, duties or responsibilities, as specified herein or as modified from time to time by written agreement (other than a diminution due to an accommodation of Executive’s disability pursuant to (c) above; and other than a diminution on account of failure of the Executive to be reelected to the Board), (B)  the imposition on the Executive of a requirement that he report to a corporate officer or employee other than reporting directly to the Board of Directors, (C) any reduction in Executive’s Base Salary from the initial Base Salary provided for hereunder, (D) any material breach by the Company of any of its material obligations to Executive, (E) any relocation  by the Company of Executive’s primary office work location to a point that is more than fifty (50) miles from 11126 McCormick Road, Hunt Valley, Maryland 21136, or (F) the failure of the Board to nominate the Executive to serve on the Board of Directors.  Notwithstanding the foregoing, “Good Reason” to terminate Executive’s employment shall not exist unless (a) a written notice has first been delivered to the Company by Executive (the “Good Reason Notice”), which Good Reason Notice specifically identifies the event(s) or circumstances Executive believes constitutes Good Reason and (b) the Company fails to cure or rectify the same within thirty (30) days after the giving of the Good Reason Notice (the “Good Reason Period”) .  If the Company fails to timely cure or rectify such events of circumstances in accordance with the foregoing, Executive may send a notice to the Company that he is terminating his employment for Good Reason (“Good Reason Termination Notice”), in which case his employment hereunder shall thereupon be terminated for Good Reason.  If any Good Reason Notice shall not have been delivered by Executive within ninety (90) days following the date Executive becomes aware of the purported existence of a Good Reason event, or any Good Reason Termination Notice shall not have been delivered within thirty (30) days following the end of the Good Reason Period, then unless continuing or reoccurring thereafter, the applicable event or circumstances shall no longer be a basis for Good Reason and any purported termination of Executive’s employment relating to the applicable event or circumstances shall not be a termination for Good Reason under this Agreement.  Executive acknowledges  that election of the Executive to serve on the Board of Directors of the Company is an action taken annually by the stockholders, and agrees that. assuming he is nominated, the failure, following his initial appointment to the Board, of the Executive to be reelected to the Board, or his ceasing to serve on the Board, for any reason shall not be a basis or grounds for Good Reason hereunder.  For the avoidance of doubt, any prospective action that would, if actually taken or implemented, constitute Good Reason (after the expiration without cure of the applicable notice and cure period provided for above) shall not in any event be deemed to have occurred unless and until such action is actually taken or implemented.

(e)                                  Termination by the Company without Cause, or Termination by Executive without Good Reason.  Executive’s employment hereunder may also be terminated by the Company without cause or by the Executive without Good Reason, either prior to, upon or following expiration of the Term.

7.                                      Payment Upon Termination / Severance.

(a)                                 Termination by the Company without Cause or by Executive for Good Reason.  If Executive’s employment is terminated by the Company during the Term without Cause or if Executive terminates his employment for Good Reason during the Term (in each case, other than upon Disability and other than any such termination having a Date of Termination on or after the last day of the Term), then Executive shall be entitled to the following (but in any event and for the avoidance of doubt, not duplicative with the Accrued Benefits and Compensation through the Date of Termination, to which Executive shall also be entitled):

(i)                                     Salary continuation in an aggregate amount (the “Severance Amount”) equal to two times Executive’s annual Base Salary. The Severance Amount shall be paid in equal installments in accordance with the Company’s then payroll practice over a twelve (12) month period beginning with the first payroll date that occurs following forty-five (45) days after the effective date of the Release under Paragraph (c) below.  Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment;

(ii)                                  Acceleration of vesting as of the Date of Termination of any then-outstanding awards granted to Executive under the Company’s Performance Stock Unit Agreement, if, as and to the extent provided under the terms of the applicable award and the terms of that plan.

(iii)                               Payment of the Cash Bonus provided under the terms of paragraph 3(b)(ii) and earned through the applicable Date of Termination, including payment on a pro-rated basis for any partial year of employment, in the event the Executive is otherwise eligible to receive payment of the Cash Bonus; in other words, in the event Executive’s employment ends six months into the fiscal year, Executive shall be eligible to receive one half of the Cash Bonus, payable in accordance with the terms of paragraph 3(b)(ii) in the event he is otherwise eligible to receive payment of the Cash Bonus, provided that the payment thereof may be delayed until after the then current fiscal year end when the actual amount can be determined;

(iv)                              If Executive elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to the Company’s group health plan, the Company shall continue to pay its then-current portion of the cost of such coverage, for a period of one (1) year following the applicable Date of Termination. The Company shall be authorized to deduct from the installments to be paid to Executive under Paragraph (a) above Executive’s then-current share of the cost of such coverage. The Company’s subsidy of such group health plan coverage shall terminate in the event that Executive becomes enrolled in the health insurance plan of a subsequent employer.

(b)                                 Termination for Cause or without Good Reason, upon Disability.  If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, or by the Company upon Disability of Executive, then Executive shall not be entitled to any of the payments or benefits at paragraph 7(a) above, but shall nevertheless be entitled to receive the Accrued Compensation and Benefits through the Date of Termination.  In addition, the

Executive shall be entitled to the rights referenced in Section 7(a)(ii) above, if, as and to the extent provided under the terms of the applicable award and the terms of the applicable plan.

(c)           Termination upon or Following Expiration of the Term without Renewal.   If Executive’s employment is terminated by the Company or by the Executive with a Date of Termination upon or following the last day of the Term, then Executive shall not be entitled to any of the payments or benefits described in Paragraph 7(a)(i), (iii) or (iv) above, but shall nevertheless be entitled to receive the Accrued Compensation and Benefits through the Date of Termination.  In addition, the Executive shall be entitled to the rights referenced in Section 7(a)(ii) above, if, as and to the extent provided under the terms of the applicable award and the terms of the applicable plan.  Continuation of Executive’s employment with the Company for any period of time following expiration of the Term without renewal shall not constitute an extension or renewal of the Term of this Agreement, unless and until, if ever, this Agreement is modified or amended, in a writing executed by the parties, so providing.

(d)           Release. Notwithstanding any other provision of this Agreement, payment of the Severance Amount described in Paragraph 7(a) is conditioned upon Executive’s execution of a general release of claims against the Company, in a form satisfactory to the Company, and upon such release being executed by Executive and delivered to the Company within 45 days following cessation of employment.

(e)           Post Employment Covenants. Notwithstanding any other provision of this Agreement, payment of the Severance Amount described in Paragraph 7(a) is conditioned on Executive’s compliance with the Covenants in Paragraph 5 above.

(f)            No Other Compensation.  Other than provided in this Paragraph 7, Executive shall not at any time be eligible to participate in or receive benefits under any other severance plan, program, policy, arrangement or agreement of the Company.  Executive agrees that the payments, benefits, and entitlements contemplated by this Section 7 shall constitute the sole and exclusive remedy for termination of his employment or early termination of the Term for any reason, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to such termination of employment or or early termination.

(g)           Nonrenewal.  Nonrenewal of the Term upon expiration shall not entitle Executive to severance under this Paragraph 7.

8.             Termination Obligations.

(a)           Return of Property and Materials.  Executive hereby acknowledges and agrees that all Company Property and Materials furnished or made available to Executive in the course of or incident to Executive’s employment, belong to the Company and shall be promptly returned to the Company upon termination of Executive’s employment for whatever reason. “Company Property and Materials” for such purpose includes (i) all electronic devices owned, leased, or made available by the Company for Executive’s use, including personal computers, fax machines, cellular telephones, pagers, and tape recorders, and (ii) all books, manuals, records, reports, notes, contracts, lists, blueprints, maps and other documents, or materials, or copies thereof (including computer files) belonging to, and all other proprietary information relating to the business of, the Company. Following termination, Executive will not retain any written or other tangible material containing any proprietary information of the Company and, upon request, will confirm Executive’s compliance with this subsection in writing.

(b)           Resignation.  Upon termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all offices and directorships then held with the Company or any of its affiliates.

9.             Parachute Payments.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Payments”), would be subject to the Excise Tax, the following provisions shall apply:

(i)            If the Payments, reduced by the sum of (x) the Excise Tax and (y) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(ii)           If the Threshold Amount is less than (x) the Payments, but greater than (y) the Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Payments which are in excess of the Threshold Amount, then the Payments shall be reduced (but not below zero) to the minimum extent necessary so that the sum of all Payments shall not exceed the Threshold Amount.  In such event, the Payments shall be reduced in the following order: (A) cash payments not subject to Section 409A of the Code; (B) cash payments subject to Section 409A of the Code (to the extent such reduction does not result in tax penalties to Executive); (C) equity-based payments and acceleration; and (D) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.  No reductions shall be made under this Subparagraph 9(a)(ii) unless agreed to by Executive.

(b)           For the purposes of this Paragraph 8, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(c)           The determination as to which of the alternative provisions of Subparagraph 9(a) shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Company, which does not provide services to the acquirer or other counter-party in the transaction to which this Paragraph 8 applies (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive.  For purposes of determining which of the alternative provisions of

Subparagraph 8(a) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

10.          Conflicting Agreements.  Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

11.          Change in Fiscal Year. Notwithstanding any other provision hereof, in the event of a change in the period of time constituting the fiscal year of the Company, equitable adjustments shall be made to those terms hereof that are dependent upon a determination of fiscal year, as may be reasonably determined by the Company upon approval of the Board in good faith, but no such change in fiscal year shall materially increase or decrease the benefits and burdens of the parties hereunder.  By way of example, and without limitation or commitment, in the event that the fiscal year of the Company is changed from its current fiscal year (ending on the Sunday falling on or between March 26 and April 1 of each calendar year), the last day of the Initial Term or any Renewal Term then in effect may be changed to either March 31 or to the next succeeding anniversary of the Effective Date, or December 31, or any other date, as may be reasonably determined by the Company upon approval of the Board in good faith.

12.          Notices.  Any notices provided hereunder must be in writing and shall be deemed given and effective the earlier of one (1) business day following personal delivery (including personal delivery by telecopy or telex, or via Federal Express or other nationally recognized overnight courier with evidence delivery), or the third (3rd) business day after mailing by certified mail return receipt requested to the recipient at the address indicated below:

If to the Company:

TESSCO Technologies Incorporated

11126 McCormick Road

Hunt Valley, Maryland  21031

Attention: Board of Directors

with a copy to:

TESSCO Technologies Incorporated

11126 McCormick Road

Hunt Valley, Maryland  21031

Attention: Chief Financial Officer

If to Executive:

To the address of Executive’s principal residence as reflected on his employment records with the Company or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

13.          Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

14.          Assignment; Successors and Assigns, Survival etc.  Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party.  This Agreement shall inure to the benefit of and be binding upon the Company and shall inure to the benefit of and be binding upon the Executive and his heirs.

15.          Miscellaneous.  Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

16.          Amendment.  This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective.

17.          Arbitration; Other Disputes.

(a)           If any legally actionable dispute arises which cannot be resolved by mutual discussion between the parties, each of Executive and the Company agree to resolve that dispute by arbitration before an arbitrator experienced in employment law.  Said arbitration will be conducted pursuant to the JAMS Employment Arbitration Rules and Procedures then in effect.  Maryland substantive law and statues of limitations shall apply in any such proceeding, and for limitations purposes, the arbitration shall be deemed commenced when the matter is submitted to the arbitral forum.  The Company and Executive agree that this arbitration agreement includes any such disputes that the Company and its related entities may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to Executive’s employment or its termination including any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, training, employment, or its termination.

(b)           The Company and Executive further agree that this arbitration provision is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either the Company or Executive for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law or an administrative claim with an administrative agency.  EACH OF THE COMPANY AND EXECUTIVE HEREBY WAIVES ANY RIGHTS IT OR HE MAY HAVE TO TRIAL BY JUDGE OR JURY.

(c)           The Company and Executive agree that the arbitration shall be conducted in Baltimore, Maryland unless otherwise mutually agreed.

(d)           Each party shall pay its own costs and attorneys’ fees, if any; provided, however, the Company shall pay any costs and expenses that Executive would not otherwise have incurred if the dispute had been adjudicated in a court of law, rather than through arbitration, including the arbitrator’s fee, any administrative fee, and any filing fee in excess of the maximum court filing fee in the jurisdiction in which the arbitration is commenced.  If either the Company or Executive prevails on a statutory claim that affords the prevailing party an award of attorneys’ fees, then the arbitrator may award reasonable attorneys’ fees to the prevailing party, consistent with applicable law.

(e)           Executive acknowledges that Executive has been provided with a copy of the current JAMS Employment Arbitration Rules and Procedures for Executive’s reference.

18.          Severability.  Each term and provision of this Agreement shall be considered as separable and divisible from every other term and provision and the invalidity or unenforceability of any one term or provision shall not limit the validity and enforceability, in whole or in part, of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable term or provision as may be valid and enforceable.

19.          Governing Law.  This Agreement shall be construed and regulated in all respects under the laws of the State of Maryland without reference to principles of conflict of laws.

20.          Section 409A.

(a)           Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered “non-qualified deferred compensation” otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)           All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)           To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)           With respect to any payments which are intended to fall under the short-term deferral exception from Section 409A of the Code, unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, all payments due hereunder shall be made as soon as practicable after the right to payment vests and in all events by March 15 of the calendar year following the calendar year in which the right to payment vests.  For purposes of this section, a right to payment will be treated as having vested when it is no longer subject to a substantial risk of forfeiture as determined by the Company in its sole discretion.

(e)           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f)            The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

21.          Counterparts.  This Agreement may be executed in any number of counterparts, and electronically, and each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

22.          Executive’s Acknowledgment/ Advisor’s Fees.  The Company shall pay Executive’s reasonable advisor fees (legal and tax) incurred in connection with the contemplation, preparation, negotiation and execution of this Agreement up to a maximum of $12,500.00.  Executive acknowledges (i) that Executive has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement, and (ii) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment

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IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.

TESSCO Technologies Incorporated

By:	/s/ Robert B. Barnhill, Jr.
Name: Robert B. Barnhill, Jr.
Title: Chairman of the Board

/s/ Murray Wright
Murray Wright